For:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000

FOR IMMEDIATE RELEASE

Nobel Learning Communities, Inc. Reports Earnings and 5% Revenue Increase for the Second Quarter

WEST CHESTER, Pa. – February 4, 2010 – Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, middle schools, and an online K-12 school today reported financial results for the second quarter (thirteen weeks) of fiscal 2010, which ended December 26, 2009.

Second quarter revenues rose 4.9% to a record $58.6 million compared to $55.9 million in the second quarter of fiscal 2009.  Second quarter net income was $1.0 million, or $0.10 per diluted share, compared to $2.1 million, or $0.20 per diluted share, for the second quarter of fiscal 2009.  Adjusted EBITDA in the second quarter of fiscal 2010 was $5.5 million compared to $6.6 million in the comparable year ago quarter.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, “During the quarter, our revenue increased and our overall performance began to stabilize as we saw the first signs of a meaningful improvement in enrollment trends.  During the quarter, enrollment trends changed direction consistent with the recent stabilization in the economy and the improvement in the employment picture among age groups with young children who represent the majority of our families.  This positive change in enrollment trends was driven by improved student withdrawal rates.  We believe our ability to continually outperform our industry is a reflection of our great teachers, investment in strong curriculum and strong persistence among our students and parents who highly value these investments.  In addition, the trend in new starts improved, which is significant, since new starts are typically the enrollment metric which responds later in the recession cycle as the employment picture improves.  The result of these two improving trends was a small increase in net enrollments added for the quarter compared to net enrollments gained last year for the same period.  Though financial performance in the quarter was impacted by the economic climate, we are encouraged by the progress we are achieving with our strategic initiatives as we strengthen our organization and prepare for the return of more robust economic conditions.”

For the quarter, comparable school revenue was down (4.8%), a sequential improvement from (5.8%) in the first fiscal quarter of the current year, reflecting an improvement in the withdrawal rate and new starts mentioned above.  New and acquired schools, including our new online K-12 distance learning school, Laurel Springs, contributed second quarter revenue of approximately $6.1 million.

Gross profit for the second quarter of fiscal 2010 was $8.4 million, down (4.4%) from $8.8 million in the second quarter of fiscal 2009, despite the (4.8%) decline in comparable school revenues.  General and administrative expenses in the second quarter of the current year were up approximately $1.1 million compared to a year ago primarily due to additional amortization and other expenses associated with the operation of the newly acquired Laurel Springs School.

Mr. Bernstein concluded, “Though the economy continues to impact current results, we are generating strong cash flow which we are opportunistically investing back into our multi-faceted educational platform.  Our existing schools are beginning to see the increase in inquiries from prospective new students that have historically occurred in advance of enrollment gains.  At the same time, we are rapidly integrating the Laurel Springs acquisition to broaden our educational platform and more effectively address the K-12 online distance learning market, including international opportunities.  For example, we have recently established a partnership with C2 Education in South Korea that establishes an initial presence in Asia that may be a model to generate growth in a large and rapidly expanding market.  We also have significant availability remaining on our committed bank line of credit providing us with the resources to support the acquisition portion of our overall growth strategy.  As the economy recovers and employment in our key demographic improves, we believe we are well positioned to grow and leverage both our preschool and K-12 strategy tracks to generate value for our stockholders.”

Six Month Results

For the first six months of fiscal 2010, revenues increased 2.3% to $109.2 million.    The net loss for the first six months of 2010 was ($413,000), or ($0.04) per share, compared to net income of $1.8 million, or $0.16 per fully diluted share, a year ago.

About Nobel Learning Communities

Nobel Learning Communities operates a national network of over 180 nonsectarian private Preschool and K+ schools and a global K-12 distance learning and online school. Nobel Learning is dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

Safe Harbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements.  Potential risks and uncertainties include among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and the impact on our business and the price of our common stock caused by the concentration of ownership of our common stock..  Other risks and uncertainties are discussed in the Company's filings with the SEC.  These statements are based only on management's knowledge and expectations on the date of this press release.  The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted EBITDA in this release is a non-GAAP financial measure. Adjusted EBITDA is commonly presented as a reconciliation starting with net income. Due to the number of non-operating related items included in net income, we present Adjusted EBITDA as derived from the operating income line as we believe this provides the user the most useful and comparable information on an operating basis. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Nobel Learning Communities, Inc.
Consolidated Statements of Operations
For the Thirteen and Twenty Six Weeks Ended December 26, 2009 and December 27, 2008
(Dollars in thousands except per share data)
(Unaudited)

	For the Thirteen Weeks Ended		For the Twenty Six Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Revenues	$58,593	$55,871	$109,216	$106,774
Gross profit	8,417	8,802	11,562	13,773
General and administrative expenses	5,841	4,709	10,729	9,651
Operating income	2,576	4,093	833	4,122
Interest expense	315	268	582	535
Other income	(7)	(21)	(15)	(51)
Income from continuing operations before income taxes	2,268	3,846	266	3,638
Income tax expense	873	1,481	102	1,401
Income from continuing operations	1,395	2,365	164	2,237
Loss from discontinued operations, net of income tax effect	(377)	(246)	(577)	(476)
Net income	$1,018	$2,119	$(413)	$1,761

	Diluted	Diluted	Basic	Diluted
Weighted average diluted or basic common shares outstanding:	10,617	10,454	10,513	10,705

Income from continuing operations	$0.13	$0.22	$0.02	$0.21
Loss from discontinued operations	(0.04)	(0.02)	(0.05)	(0.04)
Net income per share	$0.10	$0.20	$(0.04)	$0.16

Reconciliation of non-GAAP item

	For the Thirteen Weeks Ended		For the Twenty Six Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Operating Income	$2,576	$4,093	$833	$4,122

Items excluded from operating income to reconcile non-GAAP operating income:
Stock based compensation	270	301	575	549
Depreciation and amortization	2,654	2,157	4,942	4,365
Total adjustments	2,924	2,458	5,517	4,914
Adjusted EBITDA	$5,500	$6,551	$6,350	$9,036

	As of	As of
Selected Balance Sheet data:	December 26, 2009	June 27, 2009

Cash and cash equivalents	$1,386	$786
Property and equipment, net	30,804	28,750
Goodwill and intangible assets, net	92,340	78,214
Deferred revenue	16,335	14,526
Total debt	29,500	13,525
Stockholder's equity	$69,125	$68,886

Number of schools	183	178

Certain reclassifications have been made to the prior year condensed financial statements to conform to the current period presentation.  Certain financial information is presented on a rounded basis, which may cause minor differences.

NLCI – F
NLCI - G